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                      October 4, 2022

       Zhe Wang
       Chief Executive Officer
       TIAN RUIXIANG Holdings Ltd
       Room 1106, 10 / F, No. 19
       North East Third Ring Road
       Chaoyang District, Beijing
       People   s Republic of China

                                                        Re: TIAN RUIXIANG
Holdings Ltd
                                                            Form 20-F for
Fiscal Year Ended October 31, 2021
                                                            Filed on March 7,
2022
                                                            File No. 001-39925

       Dear Zhe Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance
       cc:                                              Ying Li, Esq.